Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 23, 2020

To the Board of Directors and Shareholders of Ammo, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2017 Equity Incentive Plan of Ammo, Inc., as amended, of our report dated June 28, 2019, related to the financial statements of Ammo, Inc. (the "Company") and its subsidiaries as of March 31, 2019, and for the year then ended which report appears in the Company’s 2020 Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 19, 2020.

/S/ KWCO, PC
KWCO, PC
Odessa, Texas 79762